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WORLD MONITOR TRUST II—SERIES E

MONTHLY REPORT/

FEBRUARY 27, 2004

WORLD MONITOR TRUST II—SERIES E

Dear Interest Holder:

Enclosed is the report for the period from January 31, 2004 to February 27, 2004 for World Monitor Trust II—Series E (“Series E”). The net asset value of a unit as of February 27, 2004 was $193.84 an increase of 8.53% from the January 31, 2004 value of $178.60. The calendar year-to-date return for Series E was an increase of 9.86% as of February 27, 2004.

The estimated net asset value per interest as of March 25, 2004 was $194.63. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

Sincerely yours,

Brian J. Martin

President and Director

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS

For the period from January 31, 2004 to February 27, 2004

Revenues:
Realized gain on commodity transactions	$1,039,587
Change in unrealized commodity positions	4,515,165
Interest income	36,585

5,591,337

Expenses:
Commissions	234,921
Incentive fees	1,147,977
Management fee	79,401
Other transaction fees	10,904
Other expenses	11,451

1,484,654

Net gain	$4,106,683

STATEMENT OF CHANGES IN NET ASSET VALUE

For the period from January 31, 2004 to February 27, 2004

	Total	Per Interest
Net asset value at beginning of period (270,829.609 interests)	$48,371,092	$178.60
Net gain	4,106,683
Redemptions	(570,408)

Net asset value at end of period (267,785.835 interests)	$51,907,367	193.84

Change in net asset value per interest		$15.24

Percentage change		8.53%

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series E is accurate and complete.

PRUDENTIAL SECURITIES FUTURES MANAGEMENT INC.

by: Ronald J. Ivans

Chief Financial Officer